UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2010

SUN HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12040	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (949) 255-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2010, in connection with its previously announced restructuring plans to separate the operating and real property assets of Sun Healthcare Group, Inc. (“Sun”), Sun entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sabra Health Care REIT, Inc., a Maryland corporation and a direct, wholly owned subsidiary of Sun (“Sabra”). Pursuant to the Merger Agreement, immediately following the completion of certain internal corporate restructurings and the distribution by Sun to its stockholders of all of the outstanding shares of common stock of SHG Services, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Sun (“New Sun”), which will effect the separation of Sun’s operating assets from its real estate assets (the “Separation”), Sun will merge with and into Sabra (the “Merger”), with Sabra surviving the Merger. Sun’s restructuring plans, including the Merger, are expected to be completed in the fourth calendar quarter of 2010. The Merger Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Merger Agreement is qualified in its entirety by reference to such exhibit.

Also on September 23, 2010 and in connection with Sun’s proposed restructuring plans, Sun entered into a Tax Allocation Agreement with Sabra and New Sun (the “Tax Allocation Agreement”). Pursuant to the Tax Allocation Agreement, New Sun will be responsible for and will indemnify Sabra against (i) all federal income taxes, including any taxes resulting from the restructuring of Sun’s business and the distribution of shares of New Sun common stock to Sun’s stockholders, that are reportable on any tax return for periods prior to and including the Separation that includes Sabra or one of its subsidiaries, on the one hand, and New Sun or one of its subsidiaries, on the other hand, (ii) all state and local income taxes in jurisdictions in which it is expected that net operating losses or other tax attributes will be sufficient to offset tax liability for such returns in such periods, and (iii) all transfer taxes resulting from the restructuring of Sun’s business and the distribution of shares of New Sun common stock to Sun’s stockholders. With respect to non-income taxes (other than transfer taxes) and income taxes in state and local jurisdictions in which it is not expected that net operating losses or other tax attributes will be sufficient to offset tax liability, tax liability will be allocated between New Sun and Sabra using a closing of the books method on the date of the Separation.

Pursuant to the Tax Allocation Agreement, after the 2010 tax year and to the extent allowable by applicable law, Sabra and New Sun have also agreed to allocate all net operating loss attributes generated in prior years to New Sun. New Sun will prepare, at its own cost, all tax returns and elections for periods prior to and including the date of the Separation. In addition, New Sun will generally have the right to control the conduct and disposition of any audits or other proceeding with regard to such periods. In addition, from and after the distribution date of the Separation, New Sun will be entitled to any refund or credit for such periods.

New Sun will only indemnify Sabra against such unpaid taxes described above for the 2010 taxable year if, and to the extent, such taxes exceed an estimate provided by Sun. With respect to any period in which Sabra has made or will make an election to be taxed as a real estate investment trust (“REIT”), New Sun will not make any indemnity payments to Sabra in an amount that could cause Sabra to fail to qualify as a REIT. The unpaid amount, if any, of such indemnity will be placed in escrow and will be paid to Sabra only upon the satisfaction of certain conditions related to the REIT income requirements under the Internal Revenue Code of 1986, as amended. Any such amount held in escrow after five years will be released back to New Sun.

The Tax Allocation Agreement will not be binding on the U.S. Internal Revenue Service (“IRS”) or any other governmental entity and will not affect the liability of each of New Sun, Sabra, and their respective subsidiaries and affiliates, to the IRS or any other governmental authority for all U.S. federal, state or local or non-U.S. taxes of the Sun consolidated group relating to periods through the distribution date for the Separation. Accordingly, although the Tax Allocation Agreement will allocate tax liabilities between

New Sun and Sabra, Sabra and its subsidiaries could be liable for tax liabilities not allocated to them under the Tax Allocation Agreement in the event that any tax liability is not discharged by New Sun. If the Separation does not occur on or prior to December 31, 2010, the Tax Allocation Agreement will be rescinded in all respects and will be null and void. In such event, the parties have agreed to take all actions necessary to effect the rescission.

The Tax Allocation Agreement is filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Tax Allocation Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Agreement and Plan of Merger, dated as of September 23, 2010, by and between Sun Healthcare Group, Inc. and Sabra Health Care REIT, Inc.

10.2	Tax Allocation Agreement, dated as of September 23, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ MIKE BERG
Name:	Mike Berg
Title:	Secretary

Dated: September 29, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement and Plan of Merger, dated as of September 23, 2010, by and between Sun Healthcare Group, Inc. and Sabra Health Care REIT, Inc.

10.2	Tax Allocation Agreement, dated as of September 23, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc.